                                                                    EXHIBIT 21.1


                                  SUBSIDIARIES


                                                                                NAME UNDER WHICH
         SUBSIDIARY                       STATE OF INCORPORATION            SUBSIDIARY DOES BUSINESS
         ----------                       ----------------------            ------------------------

Heartland Cable Television, Inc.                 Delaware               Heartland Cable Television, Inc.
Nucentrix Internet Services, Inc.                Delaware               Nucentrix Internet Services, Inc.
Nucentrix Spectrum Resources, Inc.               Delaware               Nucentrix Spectrum Resources, Inc.

Note: We have omitted 34 wholly-owned subsidiaries which carry on the same line of business as Nucentrix. All of these subsidiaries operate in the United States.